PROTECTIVE LIFE INSURANCE COMPANY
P. O. BOX 2606
BIRMINGHAM, ALABAMA 35202

ENDORSEMENT

Waiver of Surrender Charge

The Contract or Certificate to which this Endorsement is attached is amended as of its effective date, as follows:

Waiver of Surrender Charges: We will waive any applicable Surrender Charge if at any time after the first Contract Year:

(1)
you are first diagnosed as having a Terminal Illness by a Physician that is not related to you or the Annuitant; or

(2)
you enter for a period of at least ninety (90) days a facility which is:

(a)
licensed by the state, and

(b)
qualifies as a skilled nursing home facility under Medicare or Medicaid.

The term "Terminal Illness" means that you are diagnosed as having a non-correctable medical condition that, with a reasonable degree of medical certainty, will result in your death in less than 12 months. Written proof of a Terminal Illness satisfactory to the Company must be submitted. The Company reserves the right to require an examination by a physician of its choice.

Signed for the Company as of the Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

/s/ Deborah J. Long

Deborah J. Long

Secretary